Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S   R E L E A S E
Denbury Replaces 250% of its Production in 2007
Provides Operational Update
News Release
Released at 7:30 AM CDT
     DALLAS – February 4, 2008 — Denbury Resources Inc. (NYSE symbol: DNR) today announced that its total proved oil and natural gas reserves as of December 31, 2007 were 194.7 million barrels of oil equivalent (MMBOE), consisting of 135.0 million barrels (MMBbls) of crude oil, condensate and natural gas liquids and 358.6 billion cubic feet (“Bcf”) of natural gas. This year-end proved reserves total represents a 12% increase over Denbury’s year-end proved reserve quantity estimates a year earlier. The Company also announced that its proved carbon dioxide (“CO2”) reserves were 5.6 trillion cubic feet (“Tcf”) at year-end 2007, a slight increase over its 5.5 Tcf of proved CO2 reserve quantities at December 31, 2006. The independent reservoir engineering firm of DeGolyer and MacNaughton prepared Denbury’s year-end reserve report, including its proved CO2 reserve quantities, for the seventh consecutive year. Approximately 69% of Denbury’s year-end 2007 proved reserves are categorized as proved developed and approximately 69% are oil reserves.
Proved Reserve and Analysis
     Denbury added 40.2 MMBOE of proved reserves during 2007 (before netting out 2007 production and property sales) replacing approximately 250% of its 2007 estimated production, virtually all from internal organic growth. The most significant reserve additions during 2007 were approximately 12.7 MMBbls added in the Company’s tertiary oil operations and approximately 137.0 Bcfe (22.8 MMBOE) in the Barnett Shale area near Fort Worth, Texas, both before netting out 2007 production. The Company’s tertiary-related oil reserves added during the year were primarily at Soso and Martinville Fields, two Phase II fields in Eastern Mississippi which had significant production response during 2007. The Company sold approximately 3.7 MMBOE of proved reserves during 2007 (based on December 31, 2006 reserve quantities) related to its Louisiana natural gas properties.
     Preliminary estimates of just completed 2007 capital spending include approximately $615 million for oil and natural gas development and exploration activities, approximately $50 million expended on acquisitions, and approximately $170 million spent on Denbury’s CO2 producing wells and facilities. The Company received approximately $145 million in net proceeds from the sale of properties during 2007, primarily related to the partial closing last month of the sale of the Company’s Louisiana natural gas properties, with the remaining portion of that sale (approximately 30%) expected to close within the next week or two. These capital expenditures include approximately $145 million incurred on unproved properties, primarily related to the portion of acquisition expenditures allocated to future tertiary floods and to capital expenditures on new tertiary properties for which there were not proven reserves as of December 31, 2007. The preliminary estimated net change in the Company’s unevaluated properties for 2007 is a net increase of approximately $75 million. In addition, the Company spent $7.5 million in 2007 as partial payment for an option to acquire Hastings Field, which is not included in the preceding capital expenditure amounts.

Based on these preliminary 2007 estimates, the 2007 finding cost, including the net change in future development cost for proved reserves, is estimated to be $14.18 per BOE (see reconciliation below).
     During 2007, the Company increased its proved CO2 reserves from 5.5 Tcf at December 31, 2006 to 5.6 Tcf at December 31, 2007 (both volumes on a working interest basis), with approximately 180 Bcf of CO2 produced during 2007. The Company’s estimated production capacity grew from approximately 470 MMcf/d at year-end 2006 to approximately 650 MMcf/d at year-end 2007, as during 2007 the Company focused on developing its proved reserves and production rates.
     In accordance with SEC requirements, Denbury’s proved reserves at December 31, 2007 were computed using unescalated year-end 2007 commodity prices of $95.98 per Bbl of oil (based on NYMEX prices) and a Henry Hub cash price of $6.80 per MMBtu of natural gas, with necessary adjustments applied to each field to arrive at the net price received by the Company as of December 31, 2007. The average price net to Denbury, contained in the reserve report, is approximately $88.12 per Bbl of oil and liquids and $6.10 per Mcf of natural gas. Using these prices, the estimated discounted net present value of Denbury’s proved reserves, before projected income taxes, at December 31, 2007, using a 10% per annum discount rate (“PV-10 Value”) was $5.39 billion, approximately double the Company’s PV-10 Value of $2.7 billion a year earlier. This increase is primarily due to the 57% higher oil prices between the respective year-ends and additional reserves, partially offset by higher costs at year-end 2007. PV-10 Value is different than the standardized measure of discounted estimated future net cash flows, which is an after-tax calculation. Proved reserves at December 31, 2006 were computed using unescalated NYMEX commodity prices of $61.05 per Bbl of oil and a Henry Hub cash price of $5.63 per MMBtu of natural gas. The Company estimates that the PV-10 Value at December 31, 2007 would change by approximately $65 million for each dollar change in the oil price per Bbl and approximately $18 million for each $0.10 change in the natural gas price per Mcf, if the oil and natural gas prices were to change by relatively minor amounts. If oil and/or natural prices were to change significantly, it is likely that the NYMEX differentials and cost assumptions used in estimating the proved reserves would also need to be adjusted.
     Following is a preliminary reconciliation of the Company’s proved oil and natural gas reserve quantities between December 31, 2006 and December 31, 2007:

MMBOE
Balance at 12/31/2006	174.3
Net sale of proved reserves	(3.7)
Extensions, discoveries, enhanced recoveries, and other revisions	40.2
Estimated 2007 production	(16.1)

Balance at 12/31/2007	194.7

Operational Update
     The Company anticipates that its average daily production rate for the fourth quarter of 2007 will be between 50,000 BOE/d and 50,750 BOE/d, resulting in an average annual production rate for 2007 of between 44,000 BOE/d and 44,250 BOE/d. Included in the fourth quarter 2007 production estimate is approximately 5,000 BOE/d of production relating to the Louisiana properties sold in late December or committed to be sold. The Company’s preliminary fourth quarter production rate for its tertiary oil production is approximately 17,425 Bbls/d, making the Company’s estimated 2007 average production approximately 14,750 Bbls/d, its previously forecasted amount. The Company’s production from its Barnett Shale properties increased significantly in the fourth quarter of 2007 to an estimated 12,725 BOE/d, as a result of additional wells and significantly increased natural gas liquid production as a majority of the natural gas was processed at a new plant.
Management Comments
     Gareth Roberts, Chief Executive Officer, said: “We’re very pleased that our production throughout 2007 will be at or above previously forecasted amounts, anchored by our growth in both tertiary oil production and production from the Barnett Shale. We expect 2008 to be an even better year, with a 21% projected overall growth in production, after adjusting for the Louisiana property sale. We have completed our Jackson Dome to Tinsley CO2 pipeline and work continues on the extension of this pipeline to Delhi Field, as well as continued work on the Green Pipeline. Our tertiary proved oil reserves added during 2007 were near forecasted amounts, and we expect 2008 to be a significantly better year, assuming we get the expected production response from Tinsley Field (Phase III). We have had some recent minor operational delays in our tertiary program which could have a small impact on first quarter 2008 production levels, but are not expected to be significant to our annual projected production levels. Our program continues to perform much as expected and we look forward to another great year.”
Conference Presentation
     The Company will be presenting at the Credit Suisse Energy Conference on Tuesday, February 5 at 8:15 AM MDT. This updated presentation will be available on Denbury’s website, www.denbury.com today, February 4, and will include updated reserve and asset value calculations. The Credit Suisse presentation will be webcast, and will be available from www.denbury.com and archived on Denbury’s web site for approximately 30 days thereafter.
About the Company
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Barnett Shale play near Fort Worth, Texas, onshore Louisiana and Alabama, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.

Finding Cost Supporting Schedule
All expenditure amounts below are preliminary estimates
(Amounts in millions)

Total oil and gas E&P expenditures	$615
Less expenditures on sold properties	(35)
Less sales proceeds from sale / leaseback of facilities	(25)
Less net increase in unevaluated properties	(75)
Acquisitions of oil and natural gas properties	50
Net increase in proved future development costs	40

Net expenditures	$570

Total reserves added, excluding production (in MMBOE)	40.2

Estimated finding cost	$14.18

     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected proved, probable or potential reserve quantities and values relating to the Company’s oil, natural gas, and carbon dioxide reserves, estimated capital expenditures and production for 2007 and future years, completion of projects which are underway and closing of pending acquisitions, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com